Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-280990

October 1, 2026

Hashdex Nasdaq

# NCIQ

HASHDEX NASDAQ CME CRYPTO INDEX ETF



# Finally, the crypto market in a single ETF

## Intelligent crypto investing starts here.

**An investor should consider the investment objectives, risks, charges and expenses of the Fund carefully before investing. The prospectus contains this and other information and is available at hashdex-etfs.com/nciq/prospectus. Read it carefully before you invest.**

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR at www.sec.gov. Alternatively, Hashdex will arrange to send you the prospectus if you request it by calling (917) 525-5635. The Fund invests directly in the crypto assets constituting the Nasdaq Crypto CME Settlement Price Index™ (the "Index"), which represents the daily closing value of the Nasdaq CME Crypto™ Index. The Index does not track the overall performance of all crypto assets generally, nor of any specific crypto asset. Index composition is subject to change.

Investing in the Fund involves significant risk, including possible total loss of your investment. Crypto assets are highly volatile and speculative, and the Fund is not suitable for all investors. The Fund is new and has a limited operating history. It is not an investment company registered under the Investment Company Act of 1940 and is not subject to that Act's requirements and protections. Nothing herein implies that investing in any crypto asset or crypto asset related product may be considered "conservative," "safe," "risk free" or "risk averse." Hashdex Asset Management Ltd. is the sponsor of the Fund. Paralel Distributors LLC is the Marketing Agent and is unaffiliated with Hashdex.

Nasdaq® and Nasdaq CME Crypto™ Index are trademarks of Nasdaq, Inc. and are licensed for use by Hashdex Asset Management Ltd. The Product has not been passed on by Nasdaq as to its legality or suitability and is not issued, endorsed, sold or promoted by Nasdaq. NASDAQ MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE PRODUCT. Nasdaq, Inc. makes no recommendation to buy or sell any crypto asset and no representation about the financial condition of any crypto asset. Statements regarding Nasdaq proprietary indexes are not guarantees of future performance.

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